SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES AND EXCHANGE ACT OF 1934

June 18, 2004

Date of Report (Date of earliest event reported)

PEERLESS SYSTEMS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	000-21287 (Commission File Number)	95-3732595 (IRS Employer Identification Number)

2381 Rosecrans Avenue
El Segundo, CA 90245
(Address of principal executive offices) (Zip Code)

(310) 536-0908
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events and Regulation FD Disclosure.
SIGNATURES

Item 5. Other Events and Regulation FD Disclosure.

     On June 18, 2004, Peerless Systems Corporation (the “Company”) received a notice from the Nasdaq Stock Market that, based on data reported in the Company’s quarterly report on Form 10-Q for the quarter ended April 30, 2004, the Company does not comply with the minimum $10 million stockholders’ equity requirement for continued listing on The Nasdaq National Market, as set forth in Marketplace Rule 4350(a)(3). The Company’s stockholders’ equity at April 30, 2004 was approximately $7.9 million. In reviewing the Company’s eligibility for continued listing on The Nasdaq National Market, Nasdaq has requested that the Company provide to Nasdaq on or before July 2, 2004 a specific plan to achieve and sustain compliance with all Nasdaq National Market listing standards, including the minimum stockholders’ equity standard.

     The Company intends to comply with Nasdaq’s request to provide it a specific plan to achieve and sustain compliance with all Nasdaq National Market listing standards and is reviewing options designed to regain compliance with The Nasdaq National Market listing standards. The plan will include projections resulting from the launch of the Company’s Sierra products into the distribution channels. There can be no assurance that the Company’s plan will satisfy Nasdaq or that the Company will be able to take such actions as are necessary to bring it back into compliance within the allotted period of time.

     If after reviewing the Company’s compliance plan Nasdaq determines to delist the Company’s common stock, the Company could appeal that determination to the Nasdaq Listing Qualifications Panel or could apply to list its common stock on the Nasdaq SmallCap Market. The Company’s common stock would remain listed on The Nasdaq National Market during the pendency of its appeal to the Listing Qualifications Panel or during the review of its listing application for the Nasdaq SmallCap Market, but the Company cannot estimate with certainty how long either of these processes would take or their eventual outcomes.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 22, 2004	By:	/s/ William R. Neil
William R. Neil
Vice President of Finance and Chief Financial Officer (Principal Financial and Accounting Officer)

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